Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into this ___ day of Nov 1st, 1993, by and between L.I.M.S. (USA) INC., a Florida corporation (hereinafter called “Company”) and ITSCHAK FRIEDMAN (hereinafter called “Employee”).

W I T N E S S E T H:

WHEREAS, the parties desire to execute an agreement to contain the terms of the employment of the Employee by the Company;

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to each party in hand paid by the other, receipt whereof is hereby acknowledged, the parties agree as follows:

1. Employment Term. The Employee has been employed by the Company since November 29, 1990. Beginning January 1, 1991, the Employee has worked on a full-time basis at the compensation levels described below. The employment term shall continue until terminated pursuant to the provisions of this agreement.

2. Compensation. The Company agrees to pay to Employee and Employee agrees to accept from Company in full payment for the work performed by him under the terms of this agreement, the monthly salary of $12,250.00 payable in equal monthly installments, on the last day of each calendar month. The compensation shall be modified annually as follows. The salary for calendar year 1993 shall be $12,250.00 per month (the “Base Salary”). Thereafter, the compensation shall be increased over the Base Salary by a percentage equal to the percentage increase of the Index (hereinafter defined) from January 1, 1993 to January 1 of the current calendar year. Irrespective of the Index the compensation shall never be lower than the Base Salary.

“Index” shall mean the index figure for “all items” in the table entitled “Consumer Price Index, U.S. Average” published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. In the event such index is discontinued or unavailable,

Employer and Company shall agree on a comparable substitute index or submit the question to binding arbitration.

Employee shall also receive a family medical insurance package to be chosen and paid for by the Company, as part of his compensation package.

3. Full-Time Performance. The Employee’s position shall be President of the Company. Employee shall dedicate his full time efforts and energies to the Company and shall execute and engage all of his activities in the area of computer software solely through the Company. Employee shall perform such duties as may be determined and assigned said Employee from time to time by the officers and/or Board of Directors of the Company. The Employee shall devote full time and effort to the performance of his duties as assigned him by the officers and Board of Directors of the Company.

4. Termination of Employment. The Company may, at any time, terminate this agreement for good cause, which shall include but not be limited to:

(a)	Misfeasance or malfeasance in connection with the employment provided for herein;

(b)	Fraud, embezzlement or other criminal acts;

(c)
Active attempts to secure employment or positions with others prior to resignation or prior to receipt of notice of termination; provided, however, that Employee shall have the right to seek other employment or positions for a period of thirty (30) days immediately prior to the expiration of this agreement; and

(d)	Failure to comply with the provisions of Paragraph 4 hereof.

Notwithstanding the foregoing, this agreement may be terminated by the Company without cause on six months prior written notice.

5. Expense Reimbursement. While Employee is in the Company’s employ, upon submission of proper proof by the Employee, Company will reimburse him for all reasonable expenditures paid or incurred by him at the request of the Company.

6. Damages. Nothing herein contained shall be construed to prevent the Company or Employee from seeking and recovering from the other damages sustained by either or both of them as a result of his or its breach of this agreement, and if such damages are legally recoverable, Employee or Company shall also pay the other for its or his court costs and reasonable attorneys’ fees necessarily incurred by it or him in recovering such damages.

7. Restrictive Covenants. Employee agrees that upon termination of his employment with Company for any reason, he shall not directly or indirectly engage in any business, enterprise or employment, whether as owner, operator, stockholder, director, financial backer, creditor, consultant, partner, agent, employee, or otherwise, involving the manufacture, development or sale of computer software which is competitive to the Company (or to Laboratory Information and Management Systems Ltd., an Israeli corporation which is the parent of the Company, or to L.I.M.S. International BV which is an affiliate of the Company, or to any other affiliate of the Company) anywhere in the world, for a period of two (2) years after termination of his employment. Employee has taken special notice of this provision and deems it reasonable. The Employee further recognizes and acknowledges that it will be difficult, if not impossible, to compute the amount of loss or damage to the Company for violation of this restrictive covenant, and, accordingly, the Company is without adequate legal remedy in the event of the Employee’s breach of the covenant, and shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this restrictive covenant.

8. Disclosure of Information. Employee recognizes and acknowledges that the list of names and addresses of Company’s customers and Company’s sources of leads and its methods of obtaining new business, the development of the Company’s products, programs, processes, documents, formulae, and its methods of marketing, management or of doing business, are valuable, special and unique assets of Company. Employee agrees that he will not, during or after the term of this agreement, disclose to any person, firm, corporation, association or entity any information concerning the foregoing.

9. Irreparable Harm - Injunction. Employee recognizes that a violation by him of any of the covenants contained in Sections 8 and 9 hereof may cause irreparable harm and damage to Company, the amount of which may be almost impossible to ascertain, and for that reason Employee recognizes that Company may be entitled to an injunction out of any court of competent jurisdiction restraining any violation of any or all of the said covenants by Employee, his employees, associates, partners, or agents, either directly or indirectly, and such right to injunction may be cumulative to and in addition to whatever other remedies Company may have; provided, however, that Employee shall have reasonable notice and opportunity to defend in any proceedings instituted pursuant to this Section 10.

10. Vacation. Employee shall be entitled to an aggregate of 20 paid working days of vacation during each calendar year of the term hereof. Any vacation days not taken during a calendar year may be carried forward and applied to the following year.

11. Sick Leave. Employee shall be entitled to an aggregate of 20 paid working days of sick leave during each calendar year of the term hereof. Any sick leave days not taken during a calendar year may be carried forward and applied to the following calendar year.

12. Severance Pay. Upon the termination of this agreement, the Employee shall be entitled to receive a lump sum severance payment equal to 150% of his monthly salary immediately prior to termination multiplied by the number of years of employment of the Employee by the Company since January 1, 1993.

13. Severability. This agreement shall be governed by the laws of the State of Florida, and the invalidity of any one or more of the words, phrases, sentences, clauses, sections, subparagraphs, or subdivisions contained in this agreement shall not affect the enforceability of the remaining portions of this agreement or any part thereof, all of which are inserted conditionally on their being valid, in law, and in the event that one or more of the words, phrases, sentences, clauses, sections, subdivisions or subparagraphs contained herein shall be invalid, this instrument shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, subdivision or subdivisions, subparagraph or subpara-graphs had not been inserted, and if such invalidity shall be caused by the length of time or the size of any area set forth in any part hereof, such period of time or such area, or both, shall be considered to be reduced to a period or area which would cure such invalidity.

14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of such right or power hereunder, at any time or times, be deemed a waiver or relinquishment of such right or power at any other time or times.

15. Benefit. Except as otherwise herein expressly provided, this agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, but not limited to, any corporation which may acquire all or substantially all of the Company’s assets and business, or with which the Company may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives, provided that the employment obligations of Employee hereunder shall not be delegated.

16. Entire Agreement. This agreement contains the entire agreement between the parties hereto, and the same shall not be modified or altered except by another written agreement executed by each of the parties hereto.

17. Notices. Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and shall be deemed served if deposited in the United States Mail, certified, return receipt requested, and addressed as follows:

To the Company:	L.I.M.S. (USA), INC.
20101 N.E. 16th Place
North Miami, Florida 33179

To the Employee:	Itschak Friedman
__________________________
__________________________

18. Captions. The captions of this agreement are inserted for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

Witnesees:	L.I.M.S. (USA), INC., a Florida corporation

/s/	By:	/s/

As to “Company”		“Company”

Witnesees:

/s/	/s/

As to “Employee”	Itschak Friedman “Employee”